Exhibit 16.1

December 7, 2015

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re: Maxwell Resources, Inc.

We have read Item 4.01, and are in agreement with the statements as they related to our firm being made by Maxwell Resources, Inc. in Item 4.01 of its Form 8-K dated December 2, 2015, captioned “Changes in Registrant’s Certifying Accountant”. We have no basis to agree or disagree with the other statements contained therein.

Respectively,

Rosenberg Rich Baker Berman & Company